EXHIBIT 99.9 - PRESS RELEASE ISSUED NOVEMBER 12, 1997

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

              WIRELESS RADIO LAN GOES FASTER, ADDS INFRARED AND
                             PHONE INTERFACES

Allen-Bradley Fair 97, Nashville, TN --- November 12, 1997 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, announced the release of the ESTeem(TM) Model 192V, the newest and fastest member of its growing wireless-data communications products for commercial and military applications. The new ESTeem boasts a radio frequency (RF) data rate twice as fast as current technology, while adding infrared and phone interfaces to the radio area network (RAN).
The standard infrared communications port will allow the user to perform local programming and diagnostic functions for the radio network without interruption of communications over the RAN. The optional phone port in the ESTeem allows a communications gateway over existing phone lines providing remote data access to and from the RAN world wide. The Model 192V has over 100 software programmable features, including internal Allen-Bradley(R) DF1 protocol drivers for direct interfacing to PLC-5, 2, and SLC family of controllers. The model 192V offers over 50 software selectable channels at a data rate of 19,200 bps, 1 watt RF output in the FCC licensed frequencies of 72 to 75 MHz. The narrow band packet burst transceiver allows networking of 253 devices in high EMF environments on a single frequency using the industry standard RS-232, RS-422, or RS-485 asynchronous, full duplex interfaces. The ESTeem's internal digi-repeating capability allows routing data through a maximum of three ESTeems to extend the typical line-of-sight range of 5 miles to approximately 20 miles.
The 12 VDC powered device can be operated from battery or solar panels in addition to 90-250 VAC, 50/60 Hz with its external power supply for world applications.

Electronic Systems Technology, a publicly held corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Contact EST Marketing for more details.

                             www.esteem.com













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APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.